Crumbs Bake Shop, Inc. Announces Interim Chief Executive Officer

NEW YORK, Dec. 11, 2013 /PRNewswire/ -- Crumbs Bake Shop, Inc. (NASDQ: CRMB), the nation's largest cupcake specialty retailer, today announced that Julian R. Geiger, its President and CEO, has informed the Company of his decision not to extend his current employment agreement, which terminates on December 31, 2013. Mr. Geiger will continue to serve as a member of the Company's Board of Directors. The Company also announced that the Board of Directors has appointed Edward M. Slezak as interim Chief Executive Officer. Mr. Slezak is currently the Company's Senior Vice President, General Counsel and Secretary, and will retain his duties as General Counsel and Secretary in addition to assuming the interim Chief Executive Officer role.

Mr. Geiger said, "I have worked closely with Ed for almost ten years, and I have great confidence that he has the leadership skills and business acumen to direct Crumbs as it navigates its way into the future."

Mr. Slezak, age 45, joined the Company in August 2013. Prior to assuming the role of chief legal officer of Crumbs, Mr. Slezak served as Senior Vice President, General Counsel and Secretary of Aeropostale, Inc., a mall-based specialty retailer, where he was responsible for all aspects of that company's legal and compliance functions, including public company securities matters and compliance, general corporate representation, intellectual property protection, litigation management and international licensing, as well as product and social compliance. Mr. Slezak joined Aeropostale, Inc. and established its in-house legal department, serving first as Vice President from November, 2004 to March, 2005, then as Group Vice President from March 2005 to April 2006, when he was named Senior Vice President. Prior to his arrival at Aeropostale, Mr. Slezak had served as Vice President, General Counsel and Secretary of Acclaim Entertainment, Inc., a video game developer and publisher, where he also founded that company's in-house legal department. Prior to his move in-house, Mr. Slezak was a Senior Associate in the corporate department at the law firm of Cadwalader, Wickersham & Taft, LLP, concentrating in mergers and acquisitions.

About Crumbs Bake Shop, Inc.

The first Crumbs Bake Shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes. The Company currently has 72 locations in 12 states and the District of Columbia.

CONTACT: Investor Relations: IR@crumbs.com / 646-478-9917